Registrant Name:  Vanguard Index Funds
CIK:   0000036405
File Number:  811-2652

Series 4, 5, 6, 7, 8, 9,

The Vanguard Value Index Fund (Series 4), Vanguard Growth Index Fund (Series 5), Vanguard Small-Cap Index Fund (Series 6), Vanguard Mid-Cap Index Fund (Series 7), Vanguard Small-Cap Value Index Fund (Series 8), and Vanguard Small-Cap Growth Index Fund (Series 9), all issued a new class of shares called VIPER Class. The VIPER Class shares were first issued on January 26, 2004.

Series 10

The Vanguard Large-Cap Value Index Fund (Series 10) issued VIPER
Class shares on January 27, 2004, Investor Class Shares on
January 30, 2004, and Admiral Class Shares on February 2, 2004.